Exhibit 99.1

Principia Biopharma Reports First Quarter Financial Results

SOUTH SAN FRANCISCO, Calif., May 7, 2019 – Principia Biopharma Inc. (Nasdaq: PRNB), a late-stage biopharmaceutical company dedicated to bringing transformative oral therapies to patients with significant unmet medical needs in immunology and oncology, today announced financial results for the first quarter ended March 31, 2019.

“In 2019, we are focused on executing our value-creating clinical development initiatives, including enrollment of our global Phase 3 trial in patients with pemphigus, the release of top-line PRN1008 data from a  Phase 2 clinical trial in immune thrombocytopenia (ITP) and a Phase 2 extension trial in pemphigus vulgaris,” said Martin Babler, president and chief executive officer of Principia. “We started this year with a presentation of our Phase 2 clinical trial, the Believe-PV study, for PRN1008 as part of the Late-breaking Research: Clinical Trials program at the American Academy of Dermatology (AAD) annual meeting in Washington D.C.  In addition, we have appointed industry veteran Shao-Lee Lin to our Board of Directors and have reacquired the rights to our oral immunoproteasome program from AbbVie.”

First Quarter 2019 Financial Results

Cash Position: Cash, cash equivalents, and marketable securities were $163.6 million as of March 31, 2019, compared to $30.0 million as of March 31, 2018.  The increase in Principia’s cash position is mainly due to net proceeds of $113.6 million from its IPO in September 2018 and net proceeds of $49.8 million from its Series C financing.

Revenues: Collaboration revenue was $5.2 million for the three months ended March 31, 2019, compared to $11.5 million for the same period in 2018. The decrease was due to the upfront payment of $40.0 million received in December 2017 from Sanofi, which was fully recognized as of December 31, 2018.

R&D Expenses: Total research and development expenses were $15.5 million for the three months ended March 31, 2019, including stock-based compensation expense of $1.2 million, compared to $8.8 million for the same period in 2018, including stock-based compensation expense of $0.2 million. The increase in total research and development expenses was mainly driven by an increase in employee-related expenses as we build out our R&D team, and an increase in PRN1008 program costs, due to the initiation of a global Phase 3 trial in patients with pemphigus in November 2018 and the initiation of a Phase 2 clinical trial in patients with immune thrombocytopenia in December 2017.

G&A Expenses: General and administrative expenses were $4.5 million for the three months ended March 31, 2019, including stock-based compensation expense of $1.1 million, compared to $2.2 million for the same period in 2018, including stock-based compensation expense of $0.2 million. The increase in total general and administrative expenses was primarily driven by increased employee-related expenses and increased headcount costs. The increased employee-related expenses were attributable to increased stock-based compensation expenses due to a higher valuation of options granted during the three months ended March 31, 2019.

Net Income (Loss): For the three months ended March 31, 2019, net loss was $13.7 million compared to a net income of $0.3 million for the same period in 2018.

About Principia Biopharma

Principia is a late-stage biopharmaceutical company dedicated to bringing transformative oral therapies to patients with significant unmet medical needs in immunology and oncology. Principia’s proprietary Tailored Covalency® platform enables Principia to design and develop reversible and irreversible covalent, small molecule inhibitors with potencies and selectivities that have the potential to rival those of injectable biologics yet maintain the convenience of a pill. PRN1008, a reversible covalent BTK inhibitor, is being evaluated in a Phase 3 clinical trial in patients with pemphigus, an orphan autoimmune disease, and in a Phase 2 clinical trial in patients with immune thrombocytopenia, a rare hematological disease. PRN2246/SAR442168, a covalent BTK inhibitor which crosses the blood-brain barrier, has commenced a Phase 2 clinical trial in patients with multiple sclerosis, and has been partnered with Sanofi for development in that disease and, potentially, for other diseases of the central nervous system. PRN1371, a covalent inhibitor of Fibroblast Growth Factor Receptor (FGFR) is being evaluated in a Phase 1 trial in patients with bladder cancer. For more information, please visit www.principiabio.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, Principia’s expectations regarding the Principia pipeline of product candidates, enrollment of the PRN1008 Phase 3 clinical trial in patients with pemphigus, and the timing of clinical data from the Phase 2 extension trial in patients with pemphigus, the PRN1008 Phase 2 clinical trial in patients with immune thrombocytopenia, and the reacquisition of rights to our immunoproteasome program from AbbVie. Such forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause Principia’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. For a description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Principia’s business in general, see the risk factors set forth in Principia’s reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Principia specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact
Christopher Chai, CFO
ir@principiabio.com

Media Contact
Paul Laland
415.519.6610
media@principiabio.com

Principia Biopharma Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2019	2018
Revenue	$5,160	$11,449
Operating expenses:
Research and development	15,523	8,761
General and administrative	4,508	2,156
Total operating expenses	20,031	10,917
Income (loss) from operations	(14,871)	532
Other income (expense), net	1	(337)
Interest income	1,183	115
Net income (loss)	$(13,687)	$310
Net income (loss) attributable to common stockholders	$(13,687)	$—
Net income (loss) per share attributable to common stockholders
Basic	$(0.57)	$—
Diluted	$(0.57)	$—
Weighted-average shares used to calculate net income (loss) per share attributable to common stockholders
Basic	23,866,066	630,359
Diluted	23,866,066	1,170,670

Principia Biopharma Inc.

Summary Consolidated Balance Sheet Data

(Unaudited)

(In thousands)

	March 31, 2019	December 31, 2018
Cash, cash equivalents and marketable securities	$163,619	$180,637
Total assets	178,631	195,521
Stockholders’ equity	158,990	169,860